Exhibit 10.1

May 10, 2011

[Name of Executive]

[Address]

Dear [Executive name]:

This Agreement (“Agreement”) is being provided to you by Evergreen Solar, Inc. (“Evergreen Solar”) for your review and, should you accept the same, your signature and agreement. The purpose of this Agreement is to provide an incentive for you to continue your employment with Evergreen Solar by offering to you certain severance pay and benefits should your employment be terminated without cause, subject to the conditions set forth below.

Please review this Agreement carefully and, assuming that the terms and conditions are acceptable, sign the same and return it to Gary Pollard in Human Resources.

1. Employment. During the period of your continued employment, you shall perform such services and discharge such duties and responsibilities as may be assigned to you from time to time by Evergreen Solar. You shall continue to devote your full time, energy and best efforts in the performance of your services for Evergreen Solar. Nothing herein shall change the at-will nature of your employment with Evergreen Solar, and except as expressly provided herein, in the event of the termination of your employment by Evergreen Solar for any reason, you shall not be eligible for any compensation or benefits beyond the date of termination.

2. Eligible Severance Pay and Benefits.

(a) If Evergreen Solar terminates your employment without Cause (as defined below) then you will be eligible to receive severance and benefits as described below As a condition of your receipt of the severance pay and benefits described in (b) below, you will be required to sign a separation agreement and release of claims (in a form acceptable to Evergreen Solar, which shall include, among other provisions, a complete release of claims, reaffirmation of your obligations under the Evergreen Solar Assignment of Invention, Non-Disclosure and Noncompetition Agreement previously signed by you, and covenants by you of cooperation, confidentiality and non-disparagement). Cause shall be defined as follows: “Cause” is determined by the Company in its reasonable judgment, and can include, but is not limited to, (i) an act or omission by the employee that may have an adverse effect on the Company’s business or on the employee’s ability to perform services for the Company, including, without limitation, the commission of any crime (other than ordinary traffic violations); or (ii) misconduct or neglect of duties by the employee in connection with the business or affairs of the

138 Bartlett Street            Marlboro, MA 01752 USA            +1 508.357.2221 – tel            +1 508.229.0747 – fax            www.evergreensolar.com

May 10, 2011

Company, including, but not limited to, misappropriation of Company assets, or failure to perform reasonable assigned duties.

(b) The Severance Pay and Benefits shall include the following: Commencing on the date of your termination of your employment (the “Separation Date” and for X* months following (the “Transition Period”): (i) continuation of your bi-weekly base salary in accordance with Evergreen’s normal practices, and subject to all ordinary payroll taxes and withholdings; (ii) upon completion of the appropriate forms, and to the extent permitted by the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), and to the same extent that such insurance is provided to persons employed by Evergreen Solar. continuation of your participation in Evergreen Solar’s group medical and dental insurance plans, subject to your payment of the employee premium contributions to such insurance, which shall be deducted from any Severance Pay)

Further, subject to your demonstrating that you are making a good faith effort to find employment or any other compensable engagement during the Transition Period, in the event that you do not become employed or engaged by a third party by the end of the Transition Period, your Bi-Weekly Payment and employer subsidy for medical and dental insurance coverage will continue on a month by month basis through the earlier of the date you become employed or engaged by a third party (including consulting) for an additional X* months. If such employment or other compensable engagement is not reasonably comparable to the employment that you had with Evergreen (such determination to be made by Evergreen), then Evergreen will continue your Bi-Weekly Payment less any monies otherwise earned by you (which you shall promptly disclose to Evergreen), and shall continue the employer subsidy on a month by month basis as set forth above. You acknowledge and agree that after the Transition Period ends, and before you receive any extended Severance Pay or Benefits, you must notify the Company in writing on a monthly basis that you have not become employed or otherwise engaged by a third party. Further, you shall notify the Company if and when you become employed or engaged by a third party, if the beginning of such employment or engagement is after the end of the Transition Period.

Also, in the event that you do not become employed by a third party or otherwise covered under alternative medical and dental insurance plans before or during Transition Period, you will have the right, at your own expense, to continue your participation in Evergreen Solar’s group medical and dental insurance plans at the expiration of the Transition Period pursuant to the provisions of the COBRA; provided, however, the benefit period under the COBRA shall be deemed to have commenced on the Separation Date and the employer subsidy shall terminate at the end of the Transition Period.

*	“X” equals nine months on the case of the Company’s Chief Executive Officer and six months in the case of the Company’s other executive officers.

May 10, 2011

(c) Voluntary Resignation; Termination for Cause. If your employment with Evergreen Solar terminates (i) voluntarily by you, or (ii) for Cause by Evergreen Solar, then you will not be entitled to receive severance or other benefits.

3. Bonus. In the event Evergreen Solar determines to award a discretionary corporate bonus for 2011, and you remain employed as of July 1, 2011, then you will be eligible for consideration for a pro-rata bonus for the period of time that you were employed in 2011. The same would be true if you remain employed in 2012. The award of any bonus ultimately is within the discretion of the Company.

4. General Provisions

(a) Choice of Law/Dispute Resolution. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, and shall take effect as an instrument under seal within the Commonwealth of Massachusetts. The validity, interpretation and performance of this Agreement, and any and all other matters relating to your employment with Evergreen Solar, shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. Both parties agree that any action, demand, claim or counterclaim relating to (i) your employment, and (ii) the terms and provisions of this Agreement, or to its breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction, and you expressly consent to the personal jurisdiction of the state and federal courts of Massachusetts. Both parties acknowledge that venue shall exclusively lie in the Commonwealth of Massachusetts and that material witnesses and documents would be located within the Commonwealth of Massachusetts. Both parties further agree that any such action, demand, claim or counterclaim shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

(b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof. Except for the agreements referenced in this section, no statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d) Assignment. Evergreen Solar may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Evergreen Solar’s business or that aspect of Evergreen Solar’s business in which you are principally involved. Your rights and obligations under this Agreement may not be assigned by you.

May 10, 2011

(e) Severability. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

Evergreen Solar hopes that the commitments of severance pay and benefits described above will serve to reinforce Evergreen Solar’s commitment to you as an Executive whom we wish to retain. If you have any questions about the terms of this letter, please contact Gary Pollard at Evergreen Solar.

The offer is open until May 17, 2011. To accept the terms of this Letter Agreement, please sign and return to Gary Pollard an original of this Agreement.

Very truly yours,

EVERGREEN SOLAR, INC.

By:

Accepted and Agreed to:

[Executive Name]

Dated